EXHIBIT 99.1
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    ARIAD Announces Issuance of Key Patent Covering Its mTOR Inhibitors and
                   Treatment Methods in Cancer and Restenosis

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Aug. 15, 2006--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced issuance of a U.S. patent covering its novel mTOR inhibitors, including its lead cancer product candidate - AP23573 - and uses of these compounds to treat various cancers and to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. U.S. Patent No. 7,091,213 provides coverage through the year 2023.
    Based on positive Phase 2 efficacy data announced earlier this year at the American Society of Clinical Oncology annual meeting, AP23573 is set to enter a global Phase 3 clinical trial in patients with advanced sarcomas.
    This new patent covers AP23573 itself and a family of small-molecule compounds structurally related to AP23573, as well as important medical uses of these compounds, such as treatment of various cancers including, for example, soft-tissue and bone sarcomas; prostate, breast, pancreatic, brain, lung and colon cancers; and lymphomas and leukemias. Related patent applications are pending in the U.S. and major markets outside the U.S.
    "This newly issued patent further strengthens our valuable intellectual property portfolio and highlights the novelty of our internally discovered mTOR inhibitor," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "Issuance of this patent will support our partnering efforts for AP23573 for use in cancer and drug-eluting stents."

    About AP23573

    ARIAD's lead product candidate, AP23573, is a novel small-molecule inhibitor of the protein mTOR, a "master switch" in cancer cells. Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism, and angiogenesis. AP23573 is currently in Phase 1 and 2 clinical trials in patients with solid tumors and hematologic cancers. AP23573 has been designated both as a fast-track product and an orphan drug by the U.S. Food and Drug Administration and as an orphan drug by the European Medicines Agency for the treatment of soft-tissue and bone sarcomas. In addition to its program in oncology, ARIAD is collaborating with Medinol Ltd to develop stents and other medical devices that deliver AP23573 to prevent reblockage at sites of vascular injury following stent-assisted angioplasty.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "may", "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our ability to accurately estimate the timing and actual R&D expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our ability to manufacture or have manufactured our product candidates on a commercial scale, risks and uncertainties regarding our ability to successfully recruit centers, enroll patients and conduct clinical studies of product candidates, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or any partner's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and any partner's product candidates, and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal and patent office proceedings, litigation, prosecution and re-examination proceedings concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other factors detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Investors
             Edward Fitzgerald, 617-621-2345
             or
             Pure Communications
             Media
             Sheryl Seapy, 949-608-0841